As filed with the Securities and Exchange Commission on August 28, 2009.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAREFUSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	26-4123274
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3750 Torrey View Court San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

CareFusion Corporation Deferred Compensation Plan

(Full title of the plan)

Joan Stafslien

EVP, General Counsel and Secretary

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

(858) 617-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share or obligation	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$50,000,000 (1)	100%	$50,000,000 (2)	$2,790

(1)	The deferred compensation obligations (the “Deferred Compensation Obligations”) are unsecured obligations of CareFusion Corporation (the “Company”) to pay deferred compensation in the future in accordance with the terms of the CareFusion Corporation Deferred Compensation Plan (the “Plan”).
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)	The Company’s effective registration statement on Form 10 filed on March 31, 2009; and

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2008.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

This registration statement covers Deferred Compensation Obligations that may be offered under the Plan. The Deferred Compensation Obligations issuable under the Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Deferred Compensation Obligations are payable in cash and generally will be paid either in a lump-sum or in installments over a certain term upon termination of service, according to the Plan. Subject to the terms and conditions set forth in the Plan, each participating employee may elect to defer eligible compensation, and amounts deferred are credited to each participant’s account. Amounts in a participant’s account will be indexed to one or more investment alternatives chosen by each participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145, as the same exists or may hereafter be amended (“Section 145”), of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which he or she has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145.

Article 11 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) specifies that a director of the Company shall not be personally liable to the Company or to any stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Article 12 of the Certificate of Incorporation and Article 13 of the Company’s Amended and Restated By-Laws (the “By-Laws”) state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding authorized by the Company’s board of directors by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company.

Article 13 of the Certificate of Incorporation permits the Company to purchase and maintain director or officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 27, 2009.

CAREFUSION CORPORATION

By:	/s/ David L. Schlotterbeck
Name:	David L. Schlotterbeck
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Edward Borkowski and Joan Stafslien, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 27, 2009.

Signature	Title

/s/ David L. Schlotterbeck David L. Schlotterbeck	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Edward Borkowski Edward Borkowski	Chief Financial Officer (Principal Financial Officer)

/s/ Jean Maschal Jean Maschal	Chief Accounting Officer (Principal Accounting Officer)

/s/ Philip L. Francis Philip L. Francis	Director

/s/ J. Michael Losh J. Michael Losh	Director

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation of the Company

4.2*	Amended and Restated By-Laws of the Company

5.1*	Opinion of Alston & Bird LLP

23.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (contained on the signature page of this registration statement)

99.1*	CareFusion Corporation Deferred Compensation Plan

*	Filed herewith.